UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

VICON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New York	1-7939	11-2160665
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

89 Arkay Drive, Hauppauge, New York		11788
(Address of Principal Executive Offices)		(Zip Code)

 (631) 952-2288
(Registrant's telephone number,  including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       [ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2008, the Compensation Committee of the Board (the “Committee”) approved a performance based bonus plan for certain of the Company’s officers for fiscal 2009, including among others Kenneth M. Darby (Chairman and Chief Executive Officer), John M. Badke (Senior Vice President, Finance and Chief Financial Officer) and Peter A. Horn (Vice President of Operations). The plan provides a bonus pool of between seven percent (7%) and eleven percent (11%) of the Company’s consolidated pretax profit for the year, after certain adjustments, for the achievement of varying targeted consolidated pretax profit ranges. The plan participants will share in any earned bonus pool to the extent determined by the Committee for Mr. Darby and by Mr. Darby for the other participants.

The Committee also approved performance based bonus plans for fiscal year 2009 for Bret M. McGowan (Vice President of U.S. Sales & Marketing) whereby he will receive a commission upon achieving certain U.S. sales targets and for Christopher J. Wall (Managing Director of Vicon Industries Ltd. (Europe)) whereby he will receive an amount equal to between 2% and 6% (based on achievement levels) of the combined pretax operating profits of the Company’s Europe based subsidiaries.

In addition, the Committee approved grants of stock options under various stock option plans at the closing price on November 5, 2008 in the amounts of 25,000 to Mr. Darby, 8,000 to Mr. Badke, 10,000 to Mr. Wall, 7,500 to Mr. Horn and 5,000 to Mr. McGowan.

 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 10, 2008

VICON INDUSTRIES, INC.
(Registrant)

By: /s/ John M. Badke
John M. Badke
Senior Vice President, Finance and
Chief Financial Officer